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                                  EXHIBIT 8.1
           OPINION OF ALSTON & BIRD LLP REGARDING CERTAIN TAX MATTERS
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                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424

                                  404-881-7000
                                FAX 404-881-4777
                                 WWW.ALSTON.COM

                                                                    May 22, 1998

Checkmate Electronics, Inc.
1003 Mansell Road
Roswell, Georgia 30076

    Re: Proposed Merger Involving Checkmate Electronics, Inc.; Future Merger
      Corporation; and IVI Checkmate Corp.

Ladies and Gentlemen:

    We have acted as counsel to Checkmate Electronics, Inc., a Georgia corporation (" Checkmate"), in connection with the proposed merger (the "Merger") of Future Merger Corporation, a Georgia corporation and a wholly-owned second-tier subsidiary of Checkmate ("Sub"), with and into Checkmate, with Checkmate as the surviving corporation of the merger becoming a wholly-owned subsidiary of IVI Checkmate Corp., a Delaware corporation and wholly-owned first-tier subsidiary of Checkmate ("Company"). The Merger will be effected pursuant to a Combination Agreement entered into by and among Checkmate, Company, International Verifact Inc., and Sub (including the exhibits thereto and the other documents contemplated thereby, the "Agreement"). In our capacity as counsel to Checkmate, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

    In rendering this opinion, we have examined the Internal Revenue Code of 1986, as amended (the "Code"), the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

    For purposes of the opinion set forth below, we have relied, with the consent of the Checkmate, upon the accuracy and completeness of the representations (which representations we have neither investigated nor verified) contained in the certificate of an officer of the Checkmate made to us (dated May 22, 1998) which we have assumed and you have confirmed to be complete and accurate as of the date hereof and as of the effective date of the Merger. We have also relied upon the accuracy of the Preliminary Joint Proxy Statement/Prospectus and the exhibits thereto (together, the "Proxy Statement") and have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

    In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Checkmate.

    We have participated in the preparation of the materials under the caption "Material U.S. Federal Income Tax Consequences to Checkmate Shareholders" contained in the Proxy Statement (the "Discussion"), and based solely on the facts and assumptions set forth in such Proxy Statement, applicable
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provisions of governing law, and assuming the Merger is consummated in the manner described in the Proxy Statement and pursuant to the Agreement, we are of the opinion that the federal income tax treatment described therein is accurate in all material respects. We confirm that to the extent that it relates to matters of United States Federal income tax law such discussion constitutes our opinion.

    The opinion expressed herein is based upon existing U.S. statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out in the certificate described above, which we have assumed and you have confirmed to be complete and accurate on the date hereof and will be complete and accurate on the date that the Merger is consummated. Our opinion cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out in such certificate is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or related transactions, including but not limited to, the particular status or circumstances of Checkmate shareholders and any state or local tax consequences.

    We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the references and discussion of this opinion and the references to the firm contained therein.

                                          Very truly yours,

                                          ALSTON & BIRD LLP

                                          By: ________/s/ PINNEY L. ALLEN_______
                                                   Pinney L. Allen, Partner

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